TRUSTCO BANK CORP NY

                  5 Sarnowski Drive, Glenville, New York 12302

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS





To Shareholders Of TrustCo Bank Corp NY:

Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY ("TrustCo"), a New York corporation, will be held at Glen Sanders Mansion, One Glen Avenue, Scotia, New York 12302, on May 19, 2003, at 10:00 a.m. local time, for the purpose of voting upon the following matters:

1.       Election of directors.

2. Ratification of the appointment of KPMG LLP as independent auditors for 2003.

3. Any other business that properly may be brought before the meeting or any adjournment thereof.



                                           By Order of the Board of Directors,



                                           Henry C. Collins
                                           Secretary


April 4, 2003





PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE MEETING, OR AT THE MEETING.

                              TRUSTCO BANK CORP NY


                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  May 19, 2003


     This proxy statement is furnished in connection with the solicitation by the Board of Directors of TrustCo Bank Corp NY ("TrustCo"), a New York corporation, of proxies to be voted at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Monday, May 19, 2003, at Glen Sanders Mansion, One Glen Avenue, Scotia, New York 12302. This proxy statement and the form of proxy were first mailed to shareholders on or about April 4, 2003. Any shareholder executing a proxy solicited hereby has the power to revoke it by giving written notice to the Secretary of TrustCo at any time prior to the exercise of the proxy.


     TrustCo will solicit proxies primarily by mail, although proxies also may be solicited by directors, officers, and employees of TrustCo and Trustco Bank, Glenville, New York ("Trustco Bank"), a wholly owned subsidiary of TrustCo, personally or by telephone, but such persons will receive no additional compensation for such services. TrustCo has also retained Regan & Associates, Inc. to aid in the solicitation of proxies for a solicitation fee of $4,500 plus expenses. The entire cost of this solicitation will be paid by TrustCo.


     Only shareholders of record of TrustCo's common stock at the close of business on March 24, 2003 are entitled to notice of and to vote at the Annual Meeting. Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock held by them. Abstentions on properly executed proxy cards will be counted for purposes of determining a quorum at the meeting; however, shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be so counted. Such abstentions and broker nonvotes will not be counted in calculating voting results on those matters for which the shareholder has abstained or the broker has not voted. As of March 1, 2003, there were 74,001,707 outstanding shares of TrustCo's common stock.


     Whole shares of common stock held for the account of shareholders participating in TrustCo's Dividend Reinvestment and Stock Purchase Plan will be voted in the same manner as those shareholders authorize their shares held of record to be voted. If shareholders return a signed proxy card but fail to instruct how the shares registered in their names shall be voted, the shares held in their dividend reinvestment accounts will be voted "for" the election of TrustCo's nominees to the Board of Directors and "for" the ratification of KPMG LLP as TrustCo's independent auditor.

                               THE ANNUAL MEETING

     A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.

Item 1.  Election of Directors


     The first item to be acted upon at the Annual Meeting is the election of three directors to serve on the TrustCo Board of Directors, each of whom will serve for a three-year term. The nominees for election as directors for terms expiring at TrustCo's 2006 Annual Meeting are Barton A. Andreoli, James H. Murphy, D.D.S., and William J. Purdy.

     TrustCo's Amended and Restated Certificate of Incorporation provides that TrustCo's Board of Directors will consist of not less than seven nor more than twenty members, with, under TrustCo's Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders. Currently, the number of directors is fixed at seven.

     TrustCo's Certificate of Incorporation and Bylaws require TrustCo's board to be divided into three classes, as nearly equal in number as possible, with one class to be elected each year for a term of three years. Directors who reach the mandatory retirement age of 75 during their term of office cease to be directors and must vacate their office. Newly created directorships resulting from an increase in the number of directors and vacancies occurring in the Board of Directors for any reason may be filled by the vote of a majority of the directors then in office. Directors who are elected by the Board of Directors will hold office until the next meeting of shareholders at which the election of directors is in the regular order of business. Each nominee must receive the affirmative vote of a majority of the outstanding shares of TrustCo common stock in order to be elected a director.

     The pages that follow set forth information regarding TrustCo's nominees, as well as information regarding the remaining members of TrustCo's board. Proxies will be voted in accordance with the specific instructions contained therein. Shares will be voted "for" the election of TrustCo's nominees unless contrary instructions are set forth on the enclosed TrustCo proxy card. If any such nominee becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo's board may recommend. Each of TrustCo's nominees has consented to being named in this Proxy Statement and to serve if elected. The Board of Directors has no reason to believe that any nominee will decline or be unable to serve if elected.

     Information with regard to the business experience of each director and the ownership of common stock on December 31, 2002 has been furnished by each director or has been obtained from TrustCo's records. TrustCo's common stock is the only class of equity security outstanding.




                  INFORMATION ON TRUSTCO DIRECTORS AND NOMINEES

                NOMINEES FOR ELECTION AS TRUSTCO DIRECTORS(1) FOR

                        THREE-YEAR TERM TO EXPIRE IN 2006

                                                                              Shares of TrustCo Common Stock
                                                                                    Beneficially Owned
---------------------------------------------------------------------- ----------------------- ----------------------

Name and Principal Occupation(2)                                       No. of Shares (3)       Percent of Class

---------------------------------------------------------------------- ----------------------- ----------------------
---------------------------------------------------------------------- ----------------------- ----------------------

Barton A. Andreoli,  Age 63,  President,  Towne  Construction & Paving          49,184                   *
Corp.  Director of TrustCo and Trustco Bank since 1993.

James H. Murphy,  D.D.S.,  Age 74,  Orthodontist.  Director of TrustCo          75,915                   *
and Trustco Bank since 1991.

William J. Purdy, Age 68,  President,  Welbourne & Purdy Realty,  Inc.          46,262                   *
Director of TrustCo and Trustco Bank since 1991.


                             OTHER TRUSTCO DIRECTORS

                                                                                Shares of TrustCo Common Stock
                                                                                      Beneficially Owned
---------------------------------------------------------------------- ----------------------- -----------------------

                  Name and Principal Occupation(2)                       No. of Shares (3)        Percent of Class

---------------------------------------------------------------------- ----------------------- -----------------------

Joseph A. Lucarelli,  Age 62,  President,  Bellevue  Builders  Supply,          77,023                    *
Inc.  Director of TrustCo and Trustco Bank since 1999.

Anthony J. Marinello,  M.D.,  Ph.D., Age 47,  Physician.  Director of           51,922                    *
TrustCo and Trustco Bank since 1999.

Robert A.  McCormick,  Age 66,  Chairman of TrustCo and Trustco  Bank        3,411,437                   4.50
since  2001.   President  of  TrustCo  and  Trustco  Bank  1982-2002.
President  and Chief  Executive  Officer of TrustCo and Trustco  Bank
1984-2002.  Director  of TrustCo and  Trustco  Bank since  1980.  Mr.
McCormick retired as an Executive Officer of TrustCo and Trustco Bank as of
November 1, 2002.


See footnotes on page 5.
                       OTHER TRUSTCO DIRECTORS (continued)
                                                                                Shares of TrustCo Common Stock
                                                                                       Beneficially Owned
---------------------------------------------------------------------- ----------------------- -----------------------
                  Name and Principal Occupation(2)                       No. of Shares (3)        Percent of Class
---------------------------------------------------------------------- ----------------------- -----------------------

William D.  Powers,  Age 61,  Partner,  Powers,  Crane & Company,  LLC          43,515                    *
(consultants);  former Chairman,  New York Republican State Committee.
Director of TrustCo and Trustco Bank since 1995.


                    INFORMATION ON TRUSTCO EXECUTIVE OFFICERS
                                NOT LISTED ABOVE
                                                                                Shares of TrustCo Common Stock
                                                                                     Beneficially Owned
---------------------------------------------------------------------- ----------------------- ----------------------

                  Name and Principal Occupation(2)                       No. of Shares (3)       Percent of Class

---------------------------------------------------------------------- ----------------------- ----------------------

Henry C.  Collins,  Age 48,  Executive  Officer of TrustCo and Trustco           83,999                  *
Bank  (Secretary)  since  2001.   Administrative  Vice  President  and
General  Counsel of Trustco  Bank since 1995.  Joined  Trustco Bank in
1994.

Robert T. Cushing,  Age 47, President,  Chief Executive Officer,  and          1,028,938                1.37
Chief Financial Officer of TrustCo since November 2002 and Executive Officer of
TrustCo (Vice President and Chief Financial Officer) and Trustco Bank (Senior
Vice President and Chief Financial Officer) since 1994. Joined Trustco Bank in
1994.

Robert J.  McCormick,  Age 39,  Executive  Officer of  TrustCo  (Vice           747,404                 1.00
President)  since 2001 and President and Chief  Executive  Officer of
Trustco  Bank  since  November  2002.  Joined  Trustco  Bank in 1995.
Robert J.  McCormick is the son of Robert A.  McCormick,  Chairman of
TrustCo and Trustco Bank.

Nancy  A.  McNamara,  Age 53,  Executive  Officer  of  TrustCo  (Vice         1,306,542                 1.75
President)  since 1992 and Trustco Bank (Senior Vice President) since
1988.  Joined Trustco Bank in 1971.


See footnotes on page 5.

TRUSTCO DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS A GROUP (11 INDIVIDUALS) BENEFICIALLY OWN 6,922,141 SHARES OF COMMON STOCK, WHICH REPRESENT 8.87% OF THE OUTSTANDING SHARES.

Footnotes:

(1)Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.

(2)Each of the directors has held, or retired from, the same position or another executive position with the same employer during the past five years, except William D. Powers, who formed Powers, Crane & Company, LLC, in 2001 after serving as Chairman of the New York Republican State Committee for at least the previous five years.

(3)Each director and executive officer named herein has sole voting and investment power with respect to the shares listed above except as noted below. Voting or investment power is shared by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or officers: Anthony J. Marinello, 15,054 shares, and Robert J.
McCormick, 7,656 shares. Voting or investment power is held by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or officers, each of whom disclaims beneficial ownership of such securities: Robert T. Cushing, 203,295 shares; Anthony J. Marinello, 13,149 shares; Robert A. McCormick, 68,994 shares; and Nancy A. McNamara, 2,493 shares. Voting authority for 28,807 shares owned beneficially by Robert J. McCormick is vested in Trustco Bank as trustee for a trust, the beneficiary of which is Robert J. McCormick. The amount of shares indicated with respect to Robert J. McCormick includes options to acquire 265,498 shares that are held in a trust for his benefit. The number of shares owned by each of the directors and executive officers includes options to acquire the following number of shares: Barton A. Andreoli, 30,580 shares; Henry C. Collins, 52,991 shares; Robert T. Cushing, 802,562 shares; Joseph A. Lucarelli, 8,040 shares; Anthony J. Marinello, 21,249 shares; Robert A. McCormick, 1,707,476 shares; Robert J. McCormick, 244,900 shares (in addition to the 265,498 shares noted above); Nancy A. McNamara, 654,100 shares; James H. Murphy, 41,200 shares; William D. Powers, 13,727 shares; and William J. Purdy, 41,200 shares.

* Less than 1%.

Director Fees, Committees and Attendance


     TrustCo's board held eight meetings during 2002. Each director who is not an employee of TrustCo or Trustco Bank currently receives for his services as director a fee in the amount of $5,000 for each meeting attended of the TrustCo or Trustco Bank Board of Directors, and $2,500 for each meeting attended of any TrustCo or Trustco Bank committee of which he is a member.

     TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan, which was adopted by the TrustCo board in 1997. Under the Directors Performance Bonus Plan, nonemployee directors are eligible to be awarded "units," the value of which is based upon the appreciation in value of TrustCo's common stock between the date of the award and the occurrence of a "change in control" as defined in the Directors Performance Bonus Plan. The units so awarded vest, and payments under the Directors Performance Bonus Plan are to be made, only upon the occurrence of a change in control. Each nonemployee director has been awarded 34,981 units under the Directors Performance Bonus Plan at a base price of $5.95 per unit (except for Mr. Lucarelli, whose base price is $8.59 per unit) (after adjustment to reflect a 15% stock split on November 13, 2001, a 15% stock split on November 14, 2000, and a two for one stock split on November 12, 1999). In accordance with the TrustCo Bank Corp NY Directors Stock Option Plan, on July 24, 2002, each nonemployee director was awarded 2,750 stock options with an exercise price of $11.83.

     TrustCo's Nominating Committee held one meeting in 2002. The three directors currently serving on the Nominating Committee are Robert A. McCormick (Chairman), Barton A. Andreoli, and Joseph A. Lucarelli. The function of the Nominating Committee is to consider and recommend to TrustCo's Board of Directors nominees for election to the board. Each of the nominees slated for election at the Annual Meeting is an incumbent and was considered and selected by the Board of Directors upon the recommendation of the Nominating Committee. The Nominating Committee will consider written recommendations by shareholders for nominees for election to the board. Such written recommendations must be delivered or mailed to the board not less than 14 and not more than 50 days prior to any meeting of Shareholders called for the election of directors, or not later than 7 days prior to the meeting if less than 21 days' notice of the meeting is provided.

     TrustCo's Audit Committee held four meetings in 2002. The three directors currently serving on the Audit Committee are Barton A. Andreoli (Chairman), William D. Powers, and William J. Purdy. The function of the Audit Committee is to review TrustCo's and Trustco Bank's internal audit procedures, and also to review the adequacy of internal accounting controls for TrustCo and Trustco Bank. In addition, the Audit Committee annually recommends the use of particular external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing performance of the existing vendors and available audit resources. Please refer to the discussion under "Audit Committee Report" below for a more detailed description of the Audit Committee's activities.

     TrustCo's Stock Option Committee held one meeting in 2002. The three directors serving on the Stock Option Committee were Joseph A. Lucarelli (Chairman), Barton A. Andreoli, and William D. Powers. The function of the Stock Option Committee was to administer the 1995 TrustCo Bank Corp NY Stock Option Plan and the TrustCo Bank Corp NY Directors Stock Option Plan, as well as the Directors Performance Bonus Plan and the TrustCo Bank Corp NY Performance Bonus Plan, which were adopted by the board in 1997.

     The Personnel Advisory Committee of Trustco Bank held three meetings in 2002. The three directors serving on the Personnel Advisory Committee were Joseph A. Lucarelli (Chairman), Barton A. Andreoli, and William D. Powers. The function of the Personnel Advisory Committee was to review general compensation practices of Trustco Bank and to recommend to the Board of Directors of Trustco Bank the salary and benefits for Trustco Bank's executive officers (except Henry
C. Collins).


     After a reorganization of the functions and duties of the board and the board committees in 2003, the board's Compensation Committee (Joseph A. Lucarelli (Chairman), Anthony J. Marinello, Robert A. McCormick, and William D. Powers) succeeded to the duties of the Personnel Advisory and Stock Option Committees.

TrustCo Executive Officers

     The current executive officers of TrustCo are President, Chief Executive Officer, and Chief Financial Officer Robert T. Cushing; Vice Presidents Robert
J. McCormick and Nancy A. McNamara; and Secretary Henry C. Collins.

Trustco Bank Executive Officers

     The current executive officers of Trustco Bank are President and Chief Executive Officer Robert J. McCormick; Senior Vice President and Chief Financial Officer Robert T. Cushing; Senior Vice President Nancy A. McNamara; and Administrative Vice President, Secretary, and General Counsel Henry C. Collins.


TrustCo, Trustco Bank Executive Officer Compensation


     The following table sets forth, for the fiscal year ended December 31, 2002, the compensation paid to or accrued on behalf of each of the five most highly compensated executive officers of TrustCo and Trustco Bank. The value of incidental personal benefits, which may not be directly related to job performance, has been included, where applicable, according to the Securities and Exchange Commission requirements. Each of the executive officers described in the following table, except Henry C. Collins, has an employment agreement and a supplemental retirement agreement described in subsequent pages.





                                                             Summary Compensation Table

                                                                                                        Long Term
                                                                                                       Compensation
                                                                Annual Compensation                        Awards
                                                                                                       Securities
                                                                                      Other            Underlying        All Other
                                                                                      Annual            Options/       Compensa-tion
                                                Salary             Bonus           Compensation           SARs              ($)
                                   Year           ($)             ($)(1)              ($)(2)             (#)(3)
-------------------------------- ---------- ---------------- ------------------ ------------------- ------------------ ------------
Robert A. McCormick(4)
Chairman, TrustCo and              2002        $442,308        $1,075,000          $ 40,250              260,000       $7,052,740(7)
Trustco Bank                       2001         950,000         1,900,000           362,035              264,500        8,550,000
                                   2000         900,000         1,665,000            94,162              264,500            --
-------------------------------- ---------- ---------------- ------------------ ------------------- ------------------ ------------
-------------------------------- ---------- ---------------- ------------------ ------------------- ------------------ ------------
Robert T. Cushing(5)
President, Chief                   2002         300,000           645,000             23,424             100,000            --
Executive & Chief                  2001         340,000           680,000             24,966             105,800            --
Financial Officer,                 2000         315,000           582,750             26,626             105,800            --
TrustCo; Senior Vice
President, Chief
Financial Officer,
Trustco Bank
-------------------------------- ---------- ---------------- ------------------ ------------------- ------------------ ------------
-------------------------------- ---------- ---------------- ------------------ ------------------- ------------------ ------------
Robert J. McCormick(6)
Vice President,  TrustCo;          2002         300,000           645,000             26,076             150,000            --
President & Chief                  2001         236,425           170,530              5,533              52,900            --
Executive Officer,                 2000         172,000            20,680              6,838              52,900            --
Trustco Bank
-------------------------------- ---------- ---------------- ------------------ ------------------- ------------------ ------------
-------------------------------- ---------- ---------------- ------------------ ------------------- ------------------ ------------
Nancy A. McNamara
Vice President, TrustCo;           2002         300,000           645,000            29,425              100,000            --
Senior Vice President,             2001         340,000           680,000            31,030              105,800            --
Trustco Bank                       2000         315,000           582,750            35,271              105,800            --

-------------------------------- ---------- ---------------- ------------------ ------------------- ------------------ ------------
-------------------------------- ---------- ---------------- ------------------ ------------------- ------------------ ------------
Henry C. Collins
Secretary, TrustCo;                2002         172,000            20,640             3,246               15,000            --
Administrative Vice                2001         165,000            19,800             2,805               15,870            --
President, General                  --               --                --                --                   --            --
Counsel, Trustco
Bank
-------------------------------- ---------- ---------------- ------------------ ------------------- ------------------ ------------

(1)Bonus amounts include payments to senior executive officers of TrustCo as short-term incentive compensation pursuant to the incentive program described in greater detail herein under the caption "Personnel Advisory Committee Report on Executive Compensation."

(2)Includes amounts reimbursed by TrustCo for the payment of taxes pursuant to established benefit plans.

(3)Stock Option data has been adjusted to reflect a 15% stock split on November 13, 2001 and a 15% stock split on November 13, 2000.

(4)Robert A. McCormick retired from his position as President and Chief Executive Officer of TrustCo and Trustco Bank effective November 1, 2002.

(5)Mr. Cushing became President and Chief Executive Officer of TrustCo on November 1, 2002.

(6)Robert J. McCormick became President and Chief Executive Officer of Trustco Bank on November 1, 2002.

(7)The amount reported above includes $6,000,000 paid pursuant to a consulting agreement between Robert A. McCormick and TrustCo, and $1,052,740 representing interest paid on deferred incentive compensation.

                      Option/SAR Grants in Last Fiscal Year


     The  following  table sets forth,  for the fiscal year ended  December  31,
2002,   information  with  respect  to  each  of  TrustCo's  executive  officers concerning grants of stock options.



                                                                                           Potential Realizable Value
                                                                                             At Assumed Annual Rates
                                                                                                 Of Stock Price
                                                                                                  Appreciation
                                           Individual Grants
         For Option Term(4)
                                   Number of           % of Total
                        Securities Options/SARs Exercise
                          Underlying Granted to or Base
                                  Options/SARs        Employees in        Price      Expiration
            Name                 Granted (#)(1)      Fiscal Year(2)     ($/Sh)(3)       Date                  5%               10%
------------------------------ ------------------- ------------------- ------------ -------------- ---------------- ----------------
Robert A. McCormick                  260,000               31.0%         $11.83       7/24/2012         $1,934,400    $4,901,000
Robert T. Cushing                    100,000               11.9%          11.83       7/24/2012            744,000      1,885,000
Robert J. McCormick                  150,000               17.9%          11.83       7/24/2012          1,116,000      2,827,500
Nancy A. McNamara                    100,000               11.9%          11.83       7/24/2012            744,000      1,885,000
Henry C. Collins                      15,000                1.8%          11.83       7/24/2012            111,600        282,750

(1)Options, which were granted on July 24, 2002, become exercisable in five annual installments beginning July 24, 2002.

(2)The total number of options granted in 2002 was 837,750, of which 625,000 (74.5%) were issued to the executive officers named above, 19,250 (2.3%) were issued to nonemployee directors, and 193,500 (23.2%) were issued to officers and employees of TrustCo and Trustco Bank, other than the executive officers named above.

(3)Exercise or base price is equal to the closing price for the common stock as quoted by Nasdaq on the date of the grant.

(4)The amounts included reflect pre-tax gain. The dollar amounts under these columns are the result of calculations assuming stock price appreciation at the 5% and 10% annualized rates required by S.E.C. rules and, therefore, are not intended to forecast possible future appreciation, if any, of TrustCo's stock price, including any appreciation in the event of a change in control. TrustCo's per share stock price would be $19.27 and $30.68 if it increased by 5% and 10% respectively, compounded annually over the option term.


    Aggregated Option/SAR Exercises in Last Fiscal Year, and Fiscal Year-End
                                Option/SAR Values

                                                                              Number of
                                                                              Securities
                                                                              Underlying           Value of Unexercised
                                                                             Unexercised               In-the-Money
                                                                           Options/SARs at            Options/SARs at
                                                                            FY-End (#)(3)              FY-End ($)(4)
                                 Shares Acquired           Value             Exercisable/              Exercisable/
            Name               On Exercise (#)(1)     Realized($)(2)        Unexercisable              Unexercisable
----------------------------- ---------------------- ------------------ ----------------------- ----------------------------
Robert A. McCormick                 2,079,738            $13,384,071      1,707,476/0              $3,137,425/0
Robert T. Cushing                      41,541                307,499       802,562/185,800          3,022,463/109,609
Robert J. McCormick                     5,955                 27,572       510,398/172,900          2,358,687/54,804
Nancy A. McNamara                     492,379              3,286,826       654,100/185,800          2,068,982/109,609
Henry C. Collins                       13,992                 98,504       52,991/27,870             70,853/16,442

(1)Stock option data has been adjusted for a 15% stock split on November 13, 2001 and a 15% stock split on November 13, 2000.

(2)The amounts included reflect pre-tax gain. Amounts shown represent the difference between the stock option grant price and the market value of the stock on the date of exercise.

(3)The number of options shown includes options exercisable on December 31, 2002 or within 60 days of that date.

(4)The amounts included reflect pre-tax gain. Value of unexercised in-the-money options and SARs is based on the December 31, 2002, closing price for TrustCo common stock of $10.78.


TrustCo Retirement Plans


     Trustco Bank has a defined benefit retirement plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions. In addition, TrustCo has a supplemental retirement plan, which is an actuarial plan, under which additional retirement benefits are accrued for eligible executive officers. Under the supplemental retirement plan, the amount of supplemental retirement benefits is based upon annual contributions that are actuarially calculated to achieve a benefit at normal retirement that approximates the differences between (i) the total retirement benefit the participant would have received under the defined benefit retirement plan without taking into account limitations on compensation, annual benefits, and years of service; and (ii) the retirement benefit the participant is projected to receive under the defined benefit retirement plan at normal retirement. The supplemental retirement plan provides benefits based on years of service to a maximum of 40 years. The supplemental account balance of a participant on any Valuation Date on or after December 31, 2002 may not exceed $7,000,000.

     The following table shows the approximate retirement benefits that would have been payable in 2002 to salaried employees, under both the defined benefit retirement plan and the supplemental retirement plan, assuming retirement of such person at age 65 and payment of benefits in the form of a life annuity. Earnings used in calculating benefits under these plans are approximately equal to cash amounts reflected as salary plus bonus in the Summary Compensation Table. These plans permit service and earnings to continue to be credited for employment after age 65. The benefits set forth in the following table are in addition to those which may be received as Social Security benefits. The years of service at normal retirement age 65 for the executive officers (other than Robert A. McCormick) named in the Summary Compensation Table would be as follows: Robert T. Cushing, 27 years; Robert J. McCormick, 33 years; Nancy A. McNamara, 43 years; and Henry C. Collins, 25 years.


                                                               Pension Plan Table
                          -----------------------------------------------------------------------------------------
                                                    Annual Benefits for Years of Service
                          -----------------------------------------------------------------------------------------
       Remuneration                         10                    20                   30                    40
-------------------------------------------------------------------------------------------------------------------
            $200,000                     $36,200                $73,400              $112,000              $151,500
             400,000                      76,200                152,400               230,400               310,400
             600,000                     116,200                232,400               350,400               470,400
             800,000                     156,200                312,400               470,400               630,400
           1,000,000                     196,200                392,400               590,400               790,400
           1,200,000                     236,200                472,400               710,400               950,400
           1,400,000                     276,200                552,400               830,400             1,110,400
           1,600,000                     316,200                632,400               950,400             1,270,400
           1,800,000                     356,200                712,400             1,070,400             1,430,400
           2,000,000                     396,200                792,400             1,190,400             1,590,400
           2,200,000                     436,200                872,400             1,310,400             1,750,400
           2,400,000                     476,200                952,400             1,430,400             1,910,400
           2,600,000                     516,200              1,032,400             1,550,400             2,070,400
           2,800,000                     556,200              1,112,400             1,670,400             2,230,400
           3,000,000                     596,200              1,192,400             1,790,400             2,390,400
           3,200,000                     636,200              1,272,400             1,910,400             2,550,400
           3,400,000                     676,200              1,352,400             2,030,400             2,710,400
           3,500,000                     696,200              1,392,400             2,090,400             2,790,400

     Generally, an employee who has attained age 55 and has ten years of service has the right to elect to immediately begin receiving adjusted retirement benefits less than those indicated in the table upon any separation from service with Trustco Bank. The Internal Revenue Code places a maximum limit on the benefits that can be provided under qualified retirement plans such as Trustco Bank's defined benefit retirement plan. For 2002, the annual Internal Revenue Code limit for a straight-life annuity benefit at normal retirement age was $160,000, which amount is actuarially reduced for participants who retire and begin receiving benefits early.

     Trustco Bank's supplemental retirement plan provides that supplemental benefits will be paid in a single lump sum to a participant who terminates employment for reasons other than retirement on or after his normal retirement date. A participant who retires on or after his normal retirement date may elect to be paid the supplemental benefits upon separation of service from Trustco Bank in one of the benefit forms provided under the defined benefit retirement plan or in a single lump sum or installments over a five-year period. Also under the supplemental retirement plan, Trustco Bank, in its discretion, may at any time elect to make a lump sum distribution of a participant's supplemental benefit. The amount of this single payment is equal to the participant's supplemental account balance under the plan.

     The supplemental retirement plan is unfunded for tax purposes. However, Trustco Bank has established an irrevocable trust to fund its obligations under these and other executive compensation plans. Trustco Bank is required to make annual contributions to the trust, although the assets of the trust remain subject to Trustco Bank's general creditors in the event of insolvency.

     Robert A. McCormick was not a participant in the Trustco Bank Supplemental Retirement Plan but had a separate agreement with Trustco Bank under which additional retirement benefits were accrued. Under the terms of this agreement, benefits were calculated on the actuarial basis used in the Trustco Bank Supplemental Retirement Plan; however, Mr. McCormick was entitled to benefits equal to those to which he would have been entitled if he had been an employee of Trustco Bank and a participant under its qualified plans since the date he joined a former employer. The benefit under the separate agreement was reduced by the amount of benefits actually paid under Trustco Bank's qualified plans and by Mr. McCormick's former employer's qualified plans. Mr. McCormick's agreement also provided for a lump sum distribution of his benefits under the agreement. With the retirement of Mr. McCormick on November 1, 2002, this benefit, under his separate agreement, which was fully accrued in prior years, was paid out in full (approximately $9.4 million).

Personnel Advisory Committee Report on Executive Compensation


     The Personnel Advisory Committee of Trustco Bank was responsible in 2002 for determining the compensation of employees and officers of TrustCo and Trustco Bank, including the Chief Executive Officer and the executive officers named in the Summary Compensation Table that appears elsewhere in this Proxy Statement. Each of the executive officers named in the Summary Compensation Table, other than Henry C. Collins, has an employment agreement with each of TrustCo and Trustco Bank. These employment agreements are described elsewhere in this Proxy Statement.

     The Personnel Advisory Committee of the Board of Directors of Trustco Bank, the present members of which are Joseph A. Lucarelli (Chairman), Barton A. Andreoli, and William D. Powers (none of whom was an officer of TrustCo or Trustco Bank during 2002), furnished the following report on executive compensation to the Board of Directors of Trustco Bank, which has been adopted by TrustCo's Board of Directors for the year ended December 31, 2002 (in 2003, the Personnel Advisory Committee's responsibilities are being assumed by the Compensation Committee of the Board of Directors):

     Under the supervision and direction of the Personnel Advisory Committee, TrustCo and Trustco Bank have developed compensation policies, plans, and programs that seek to enhance the profitability of TrustCo and Trustco Bank, and ultimately shareholder value, by aligning closely the financial interests of TrustCo's Chief Executive Officer and senior management with those of its shareholders. It continues to be the purpose and intent of the Personnel Advisory Committee to design a compensation program that reflects the standards of performance of Trustco Bank, with particular emphasis on setting goals tied to return on shareholder's equity previously defined by the Board of Directors of Trustco Bank.

     The function of the Personnel Advisory Committee is to review the general compensation structure for the senior executive officers of Trustco Bank (Robert
A. McCormick, prior to his retirement; Robert T. Cushing; Robert J. McCormick; and Nancy A. McNamara) and to recommend to the Board of Directors of Trustco Bank the salary and benefits of such senior executive officers. The components of executive compensation for the senior executive officers include salary, bonus, stock options, and cash payments under the defined benefit retirement plan, the supplemental retirement plans, and TrustCo's Executive Officer Incentive Plan. The Personnel Advisory Committee evaluates individual performance and corporate profitability to determine the level of any compensation adjustment to take effect as of January of the following year. The Personnel Advisory Committee also identifies persons within Trustco Bank eligible to participate in the two incentive plans and the supplemental retirement plan.

     The Personnel Advisory Committee met three times during the year, on July 24, 2002, August 22, 2002, and October 2, 2002. The Stock Option Committee, whose members are the same as that of the Personnel Advisory Committee, met July 24, 2002 to (1) identify eligible participants in the 1995 TrustCo Bank Corp NY Stock Option Plan, and (2) award option grants for the current plan year. The Stock Option Committee considered discussions PricewaterhouseCoopers LLP had with management regarding general stock option issues and trends when formulating its final decision on grants awarded under the 1995 Stock Option Plan. PricewaterhouseCoopers LLP provided information regarding industry trends for general compensation levels and option levels in the industry. PricewaterhouseCoopers LLP is not the independent auditor for TrustCo, but provides various consulting services for TrustCo from time to time. While TrustCo does not have a target ownership level for equity holdings by its executives, the Stock Option Committee takes into account the amount and value of options currently held by eligible participants when granting option awards. Options may be granted in varying amounts so as to create relative ownership parity among the executive officers participating in the 1995 TrustCo Bank Corp NY Stock Option Plan. This Plan provides that, upon retirement, all previously unvested options become fully vested.

     It is the aim of the Personnel Advisory Committee to determine salary and benefit levels of executive compensation (including the compensation of the Chief Executive Officer) principally upon the basis of overall corporate performance, although elements of corporate performance upon which compensation decisions are made may vary from year to year in the discretion of the Personnel Advisory Committee and among executive officers. In making any such determination, the Personnel Advisory Committee will consider a number of factors including, among others, TrustCo's and Trustco Bank's return on equity, attainment of net income goals and total asset targets, overall profitability from year to year, banking experience of individual officers, scope of responsibility within the overall organization, performance, and particular contributions to TrustCo and Trustco Bank during the course of the year, and other relevant factors, including involvement in community matters that may better position the organization to serve the immediate needs of Trustco Bank's market. The Personnel Advisory Committee uses broad discretion when determining compensation levels and considers all of the above criteria. It does not assign a specific weight to any of these factors when establishing salary and benefit levels.

     The Personnel Advisory Committee may also consider compensation programs offered to executives performing similar duties for competing depository institutions and their holding companies, with a particular focus on the level of compensation paid by comparable institutions. To assist in this evaluation, an industry group of twenty regional bank holding companies, which group is comprised of the institutions that constitute the SNL Financial LC Super Regional Bank Index, was identified by the Personnel Advisory Committee for performance and compensation comparisons. While Trustco Bank is comparatively smaller in terms of total asset size than some members of this peer group, the Personnel Advisory Committee believes that Trustco Bank compares favorably with these institutions in terms of overall corporate performance. The Personnel Advisory Committee further takes into consideration what it considers to be the unique size of TrustCo's executive group as compared to other financial institutions. Trustco Bank and TrustCo currently operate with four executive officers, whereas many institutions in this peer group have a larger pool of executive officers.

     During 2002, at the request of Robert A. McCormick, the Personnel Advisory Committee agreed to accept the retirement of Mr. McCormick as President and Chief Executive Officer of TrustCo and Trustco Bank. The Committee agreed to this retirement with the stipulation that Mr. McCormick remain as Chairman of the Board and be retained as a consultant to the board. The Committee entered into a Consulting Agreement with Mr. McCormick to provide services on an as-needed basis for a period of three years for $6,000,000. In addition, pursuant to the Consulting Agreement, Mr. McCormick will be provided with office space, access to a company car, and club membership similar to what he was receiving previously.

     As a result of Mr. McCormick's retirement, his Supplemental Retirement Plan and deferred benefits under the Executive Officer Incentive Plan (previously accrued over prior years) were paid out in full.

     Also, at the suggestion of Mr. McCormick and pursuant to the policies regarding salaries and benefits described in this report, the Personnel Advisory Committee recommended no change to the annual compensation of $300,000 for Robert T. Cushing, Robert J. McCormick, and Nancy A. McNamara.

     Mr. McCormick also recommended, and the Personnel Advisory Committee agreed, that Robert T. Cushing and Nancy A. McNamara resign from the Board of Directors. This action was designed to increase the independence of the board by insuring that no member of the board was a current officer of TrustCo or its subsidiaries.

     It was recommended and approved by the Personnel Advisory Committee, at Mr. McCormick's suggestion, that Robert T. Cushing be named President and Chief Executive Officer of TrustCo and Robert J. McCormick be named President and Chief Executive Officer of Trustco Bank. Further, the Personnel Advisory Committee considered and recommended an amendment to the Executive Officer Incentive Plan to remove the automatic deferral of termination benefits that are not deductible under Section 162(m) of the Internal Revenue Code provided under the executive's employment agreement.

     The Personnel Advisory Committee continues to believe that Trustco Bank is better able to attract, retain, and motivate Trustco Bank's senior executive officers to achieve superior performance if a relatively large percentage of their compensation is at risk. In other words, Trustco Bank's compensation for its senior executive officers is designed with an objective of providing less total compensation when TrustCo's performance is poorer than a peer group of companies (currently, the companies comprising the SNL Financial LC Super Regional Bank Index), and providing superior total compensation when performance is superior to that of the peer group.

     In evaluating corporate performance for purposes of establishing short-term incentive compensation awards for senior executive officers under the Executive Officer Incentive Plan, the Personnel Advisory Committee evaluated TrustCo's performance as compared with TrustCo's profit plan for the year, and also evaluated financial results (generally return on equity) as compared with the index for the current year. In the opinion of the Personnel Advisory Committee, return on equity is the most significant measure of performance of TrustCo and its relative importance to shareholders. Therefore, the target pools were established to provide senior executive officers with an incentive to increase return on equity performance. The Personnel Advisory Committee then established a percentage of target pool to be paid as short-term incentive compensation under the Executive Officer Incentive Plan. The target pool payment would be made to senior executive officers based on TrustCo's return on average equity for the year. The range of target returns on average equity was from 14%, which equates to a 40% payout of base compensation, to 20% return on average equity, which equates to a 125% payout of base compensation. The incentive plan provides a 15 basis point increase in bonus payout for each 1% increase in return on average equity beyond 20%. Senior executive officers would receive no incentive compensation award for return on average equity below 14%. Return on average equity in 2002 was 26.08%

     In consideration of the potential benefits payable under the incentive program described above, senior executive officers are not eligible to participate in Trustco Bank's Profit Sharing Plan.

     The Personnel Advisory Committee's actions concerning compensation were ultimately judgments based upon the committee's ongoing assessment and understanding of TrustCo and its senior executive officers, performance of its senior executive officers, and whether or not cash payments or incentive payments would provide an appropriate award or incentive to the senior executive officers' contribution to TrustCo's past and future performance.


          PERSONNEL ADVISORY COMMITTEE:
          Joseph A. Lucarelli, Chairman
          Barton A. Andreoli
          William D. Powers

Audit Committee Report

     The Audit Committee of TrustCo's board is responsible for providing independent, objective oversight of TrustCo's accounting functions, internal controls, and financial reporting process. The Audit Committee is composed of three directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A. To assist in the performance of its duties, the Audit Committee retained Marvin & Co., an independent accounting firm.

     Management is responsible for TrustCo's internal controls and financial reporting process. TrustCo's independent accountants, KPMG LLP ("KPMG"), are responsible for performing an independent audit of TrustCo's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee the financial reporting and audit processes.

     In connection with these responsibilities, the Audit Committee met with management and KPMG to review and discuss TrustCo's December 31, 2002 consolidated financial statements. The Audit Committee also discussed with KPMG the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and received the written disclosures from KPMG required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

     The following table presents fees for professional audit services rendered by KPMG for the audit of TrustCo's annual consolidated financial statements for the fiscal year ended December 31, 2002, and fees billed for other services provided by KPMG during 2002.

         Audit fees                                  $ 218,300
         Audit related fees (1)                         37,500
                                                     -----------
                  Audit and audit related fees         255,800
         Tax fees (2)                                  199,965
         All other fees (3)                             17,500
                                                     -----------
                  Total fees                         $ 473,265
                                                     =========
-----------

(1)Audit related fees consisted principally of fees for audits of certain employee benefit plan financial statements and due diligence services.

(2)Tax fees consisted of fees for tax consultation and tax compliance services.

(3)All other fees consisted of fees for risk management and compliance program assistance provided in response to regulatory examination comments.

     The Audit Committee discussed KPMG's independence with KPMG and has considered whether the nonaudit services provided by KPMG during the fiscal year ended December 31, 2002 were compatible with maintaining KPMG's independence. The committee has concluded that the nonaudit services provided do not impair the independence of KPMG.

     Based upon the Audit Committee's discussions with management and the independent accountants, and its review of the information described in the preceding paragraphs, the Audit Committee has recommended that the Board of Directors include the audited consolidated financial statements in TrustCo's Annual Report on Form 10-K for the year ended December 31, 2002, to be filed with the Securities and Exchange Commission.


         AUDIT COMMITTEE:
         Barton A. Andreoli, Chairman
         William D. Powers
         William J. Purdy

Share Investment Performance


     The following graphs show changes over five-year and ten-year periods in the value of $100 invested in: (1) TrustCo's common stock; (2) the Standard & Poor's 500 index; and (3) an industry group of twenty other regional bank holding companies compiled by SNL Financial LC, called the Super Regional Bank Index. The ten-year period is presented in addition to the five-year period required by the S.E.C. because it provides additional perspective. TrustCo management believes that longer term performance is of greater importance to TrustCo shareholders. The banks comprising the Super Regional Bank Index are:
AmSouth Bancorp, BB&T Corp., Comerica Inc., Fifth Third Bancorp, First Tennessee National Corp., Huntington Bancshares Inc., KeyCorp, M&T Bank Corp., Marshall & Ilsley Corporation, National City Corp., PNC Financial Services Group, Popular Inc., Regions Financial Corp., SouthTrust Corp., SunTrust Banks Inc., Union Planters Corp., U.S. Bancorp, Wachovia Corp., Wells Fargo & Co., and Zions Bancorp.

     The year-end pre-tax values of each investment are based on share price appreciation plus dividends paid, with cash dividends reinvested the date they were paid.




                              TrustCo Bank Corp NY

                            Total Return Performance

                                (graph omitted)

                                        Period Ending
               ------------------------------------------------------------------------------
  Index                           12/31/97  12/31/98  12/31/99  12/31/00  12/31/01  12/31/02
  -------------------------------------------------------------------------------------------
  TrustCo Bank Corp NY              100.00    131.68    121.04    134.50    167.57    150.75
  S&P 500                           100.00    128.55    155.60    141.42    124.63     96.95
  SNL Super Regional Bank Index     100.00    107.82     88.00    109.89    106.74    110.05

  SNL Financial LC
  2003


                              TrustCo Bank Corp NY

                            Total Return Performance

                                 (graph omitted)



                                                                   Period Ending
               --------------------------------------------------------------------------------------------------------------------
  Index                       12/31/92 12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01 12/31/02
  ---------------------------------------------------------------------------------------------------------------------------------

  TrustCo Bank Corp NY          100.00   140.53   144.71   199.91   233.39   358.66   472.28   434.11   482.41   600.99   540.69
  S&P 500                       100.00   110.08   111.53   153.44   188.52   251.44   323.21   391.23   355.59   313.36   243.77
  SNL Super Regional Bank Index 100.00   104.62    98.96   154.37   213.95   310.49   334.76   273.23   341.21   331.40   341.70


  SNL Financial LC
  2003

         Employment Contracts and Termination of Employment Arrangements

     TrustCo and Trustco Bank have entered into employment agreements with Robert T. Cushing, Robert J. McCormick, and Nancy A. McNamara. In addition, TrustCo and Trustco Bank have continued obligations under the employment agreement with Robert A. McCormick.

          Executive Officers' Employment Agreements

     The employment agreements for TrustCo's executive officers named in the Summary Compensation Table (except for Henry C. Collins, who does not have an employment agreement), were executed as of January 1, 2003. Nancy A. McNamara has indicated that she is contemplating retiring in 2004.

     The Executive Officers' employment agreements provide that their annual compensation will be their annual base salary plus their executive incentive bonus as they are negotiated with TrustCo and Trustco Bank. The annual base salary may not be less than their annual base salary for the preceding calendar year (except in the initial year of the agreement). They are entitled to participate fully in any disability, death benefit, retirement, executive incentive compensation, or pension plans maintained by TrustCo and/or Trustco Bank. However, as described in greater detail herein under the caption "Personnel Advisory Committee Report on Executive Compensation," they have ceased to be eligible to participate in the Trustco Bank Profit Sharing Plan in consideration of the potential benefits under the TrustCo Executive Officer Incentive Plan described above. In the event their employment is terminated within twelve months prior to or two years after a change in control, for any reason, other than good cause, or retirement at the mandatory retirement age, then they shall receive an amount equal to 2.99 times his or her then-current annual compensation, to be paid in a single lump sum within ten days of his or her termination. Upon the announcement of a change in control, they may notify TrustCo and Trustco Bank of their intent to terminate employment as of the date of the change in control and receive their termination benefits no later than fifteen days prior to consummation of the change in control. They are also entitled to the pro rata portion of their annual award under the Executive Officer Incentive Plan, payable no later than fifteen days prior to the closing date of the change in control or, if the change in control is unannounced, within ten days after the change in control. Their employment agreements also provide for a gross-up payment in the event that the amounts payable to them upon their termination under the employment agreement or any other agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

     Upon termination of their employment due to retirement or disability, TrustCo and/or Trustco Bank shall provide to them and their spouses, for the rest of their lives, or the lives of their spouse, the same health insurance benefits provided to them and their families by TrustCo and Trustco Bank under their medical insurance plan prior to their termination. TrustCo and Trustco Bank will also provide to them for their life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan.

     The employment agreement defines termination to include (a) any reduction in their then-current annual compensation (including executive incentive compensation), disability, death, retirement, pension, or profit sharing benefits (unless such reductions shall be applied to all Trustco Bank employees as part of a validly adopted plan of cost containment), or their responsibilities or duties; (b) either TrustCo's or Trustco Bank's relocation or a change in their base location; (c) receipt of a nonrenewal notice pursuant to their employment agreement; or (d) the unilateral election by them to terminate their employment agreement. Notwithstanding the foregoing, the parties to the employment agreements have agreed that their ineligibility to participate in the Trustco Bank Profit Sharing Plan shall not have effected a termination of such employment agreement.

                  McCormick Employment Agreement

     Although Robert A. McCormick is no longer an officer or employee of the Company, he would be entitled to certain payments under his employment agreement with the Company in the event a change in control of TrustCo occurs within two years of Mr. McCormick's November 1, 2002 retirement date. In such an event, Mr. McCormick would be entitled to receive an amount equal to 2.99 times his annual compensation, to be paid in a single lump sum. Mr. McCormick's agreement also provides for a gross-up payment in the event that the amounts payable to him under the agreement or any other agreement are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.

     Also under Mr. McCormick's employment agreement, TrustCo and/or Trustco Bank will provide to Mr. McCormick and his wife, for the rest of Mr. McCormick's life, or the life of his spouse, the same health insurance benefits provided to Mr. McCormick and his family by TrustCo and Trustco Bank under their medical insurance plan prior to his retirement. TrustCo and Trustco Bank will also provide to Mr. McCormick for his life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan.

          General Provisions

     In addition to termination payments under a change of control, each employment agreement provides for (under certain circumstances) (a) the payment in full of each employee's compensation due, including retirement, pension, and profit sharing plans, through the termination date, (b) the continuation of health insurance benefits for the longer of the executive's life or the life of his spouse and group life insurance benefits for the executive, (c) the cost of any legal expenses as a result of such termination, and (d) the transfer of the executive's company car (at book value) and country club membership.

Performance Bonus Plan

     Under the TrustCo Bank Corp NY Performance Bonus Plan, officers and key employees of TrustCo and its subsidiaries are eligible to be awarded units, the value of which is based upon the appreciation in value of TrustCo's common stock between the date of the award and the occurrence of a "change in control" as defined in the plan. The units so awarded vest, and payments under the plan are to be made, fifteen days prior to the closing date of an announced change in control or upon the occurrence of an unannounced change in control or upon a participant's termination of employment with TrustCo within the year prior to a change of control. In 1997, Robert A. McCormick was awarded 1,399,205 units, and Robert T. Cushing and Nancy A. McNamara were each awarded 524,702 units, all at a base price of $5.95 per unit (after adjustment for a 15% stock split on November 13, 2001, a 15% stock split on November 13, 2000, and a two for one stock split on November 12, 1999).

     THE TRUSTCO BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.

Item 2.  Ratification of the Appointment of Independent Auditors

     KPMG were the independent auditors for TrustCo for the year ended December 31, 2002, and the Board of Directors has again selected and appointed them as the independent auditors for the year ending December 31, 2003. A resolution will be presented at the Annual Meeting to ratify their appointment as independent auditors. The independent auditors will report on the consolidated financial statements of TrustCo for the current calendar year and will perform such other nonaudit services as may be required of them. Representatives of KPMG are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.

     During the year ended December 31, 2002, KPMG provided various audit and nonaudit professional services to TrustCo. Audit services so provided included examination of the consolidated financial statements of TrustCo, review, assistance, and consultation in connection with the filing of the Form 10-K Annual Report with the S.E.C., and assistance with accounting and financial reporting requirements. Nonaudit services so provided included the preparation and planning of corporate tax returns, audits of benefit plans and compensation issues, and assistance in relation to potential business acquisitions. Please refer to the report of TrustCo's Audit Committee, provided above.

Vote Required

     The affirmative vote of a majority of all of TrustCo's issued and outstanding shares of common stock is required to ratify the appointment of KPMG as TrustCo's independent auditors for the year ending December 31, 2003.

          THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.

Other Matters

     TrustCo's Board of Directors is not aware of any other matters that may come before the Annual Meeting. However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Annual Meeting.

S.E.C. FORM 10-K:

     TrustCo will provide without charge a copy of its annual report on Form 10-K upon written request. Requests and related inquiries should be directed to:
Henry C. Collins, Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Ownership of TrustCo Common Stock by Certain Beneficial Owners

     TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock.

     At March 1, 2003, the Trust Department of Trustco Bank held 3,201,935 shares of TrustCo common stock as executor, trustee, and agent (4.33% of outstanding shares) not otherwise reported in this Proxy Statement. Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

Transactions with TrustCo and Trustco Bank Directors, Executive Officers and Associates

     Some of the directors and executive officers of TrustCo and Trustco Bank, and some of the corporations and firms with which these individuals are associated, are also customers of Trustco Bank in the ordinary course of business, or are indebted to Trustco Bank in respect to loans of $60,000 or more, and it is anticipated that they will continue to be customers of and indebted to Trustco Bank in the future. All such loans, however, were made in the ordinary course of business, do not involve more than normal risk of collectibility, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons. As of March 1, 2003, the total amount of such loans represented 1.75% of shareholders' equity of TrustCo.

     In addition, TrustCo has entered into a consulting agreement with Robert A. McCormick, described elsewhere in this proxy statement.

Insurance for Indemnification of Officers and Directors

     TrustCo renewed insurance for the indemnification of its executive officers and directors and executive officers and directors of Trustco Bank from Gulf Insurance Group effective for the one-year period from October 10, 2002 to October 10, 2003. The cost of this insurance was $150,000, and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank. TrustCo's Board of Directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2002.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires TrustCo's directors and executive officers, and persons who own more than 10% of a registered class of TrustCo's equity securities to file initial reports of ownership and reports of changes of ownership in TrustCo's common stock and other equity securities with the S.E.C. and to furnish TrustCo with copies of all Section 16(a) reports they file.

     Based solely on a review of the copies of such reports furnished to TrustCo, and written representations that no other reports were required during the fiscal year ended December 31, 2002, all Section 16(a) filing requirements have been met.


                              SHAREHOLDER PROPOSALS

     Shareholder proposals to be considered for inclusion in a proxy statement in connection with any forthcoming annual meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis. Proposals for inclusion in TrustCo's proxy statement and form of proxy for the annual meeting of shareholders expected to be held in May of 2004 must meet the requirements established by the Securities and Exchange Commission for shareholder proposals and must be received by TrustCo at its principal executive offices no later than December 5, 2003. Proposals intended to be considered at the 2004 annual meeting but that are not to be included in TrustCo's proxy statement must be received at TrustCo's principal executive offices not later than February 17, 2004. Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.


                              TRUSTCO SHAREHOLDERS

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE
PROVIDED. IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT. HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND. THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

                                   APPENDIX A.

                             AUDIT COMMITTEE CHARTER

Purpose

     The Audit Committee is appointed by the Board of Directors of TrustCo Bank Corp NY (the "Company") to assist the Board in fulfilling its oversight responsibilities. The Committee's primary duties and responsibilities are to assist the Board with respect to:

     1. The adequacy of the Company's internal controls and financial reporting process and the reliability of the Company's financial reports to the public.

     2. The independence and performance of the Company's internal auditors and external independent auditor ("Independent Auditor").

     3. The Company's compliance with legal and regulatory requirements.

     The   Committee   has  the   authority,   in  its   discretion  to  conduct
investigations and retain, at the Company's expense special legal, accounting or other consultants or experts to advise the Committee.

Membership

     The Committee shall be comprised of not less than three members of the Board.

     All members of the Committee shall satisfy the experience and independence requirements of Section 10A of the Securities Exchange Act of 1934 and the rules and regulations thereunder, the Federal Deposit Insurance Corporation Improvement Act of 1991 and the rules and regulations thereunder and the rules and regulations of the National Association of Securities Dealers ("NASD"). Each member shall be financially literate in accordance with the requirements of the NASD, as determined by the Board in its business judgement and in accordance with applicable law and regulations.

Committee Meetings

     The Committee shall meet at least quarterly, and at any additional time as either the Board or Committee deems necessary. The Committee may request that members of management and/or the Company's Independent Auditor be present as needed.

Areas of Review

         The Committee shall:

     1. Review and approve the appointment, compensation, or termination of the Independent Auditor.

     2. Evaluate the performance of the Independent Auditor and recommend that the Board either appoint or replace the Independent Auditor.

     3. Meet with the Independent Auditor prior to the audit to review the planning for the engagement and the associated fees.

     4. Receive and discuss the reports from the Independent Auditor regarding the auditor's independence.

     5. Approve in advance all engagements of the Independent Auditor to provide nonaudit services.

     6. Discuss with the Independent Auditor the matters included in the Statement on Auditing Standards No. 61.

     7. Obtain from the Independent Auditor the required disclosures regarding any material misstatement of the Consolidated Financial Statements and to the extent that they come to their attention, any instances of fraud or illegal acts which are required to be disclosed in accordance with the Private Securities Litigation Reform Act of 1995.

     8. Review with the Independent Auditor any problems or difficulties the auditor may have encountered and any management letter provided by the Independent Auditor and the Company's response to that letter. Such review should include:

          a. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management.

          b. Any significant changes required in the scope of the audit.

          c. Any significant recommendations concerning the internal audit program.

     9. Review and discuss with management the audited financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of the internal controls that could significantly affect the Company's financial statements.

     10. Review with management and the Independent Auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures impacting the Company's consolidated financial statements.

     11. Review with management the Company's quarterly consolidated financial statements and Form 10-Q filings including the results of the Independent Auditor's review.

     12. Review and recommend the internal audit program for Board approval.

     13. Review the significant reports to the Committee prepared by the Internal Auditor and management's responses.

     14. Review the appointment of the Company's Internal Auditor.

     15. Review with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies, and any material reports or inquiries received from regulators or governmental agencies that have not been previously reviewed by the full Board of Directors.

     16. Prepare any report required by the rules of the Securities and Exchange Commission to be included in the Company's annual proxy statement.

     17. Review and assess the adequacy of this charter and recommend any proposed changes to the Board of Directors.

     The forgoing shall be the common recurring activities of the Committee in carrying out its functions. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate in light of the circumstances. The Committee believes that its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

     While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the company's consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the Independent Auditor. Nor is it the responsibility of the Committee to conduct investigations or to assure compliance with laws and regulations and the Company's Code of Conduct.

















Rev. March 18, 2003

APPENDIX B

                              TRUSTCO BANK CORP NY
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 19, 2003


The Board of Directors recommends a vote "FOR" proposals 1 and 2 below.

1. Election of Barton A. Andreoli, James H. Murphy, D.D.S., and William J.Purdy as directors for three-year terms.

[ ] FOR ALL
[ ] WITHHELD FOR ALL
[ ] FOR ALL EXCEPT the following nominees:___________________________

2. Ratification of the Appintment of KPMG LLP as Independent Auditors

[ ] FOR
[ ] AGAINST
[ ] ABSTAIN

SPECIAL NOTES
  [ ] I plan to attend meeting.     [ ] I plan to bring a guest.
  [ ] Comments on reverse side
SIGNATURES_________________________________DATE_______________, 2003

Please sign and date this proxy card exactly as your name(s) appears above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do attend the meeting and decide to vote by ballot, such vote will supersede this proxy.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRUSTCO BANK CORP NY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD AT THE GLEN SANDERS MANSION, ONE GLEN AVENUE, SCOTIA, NEW YORK 12302, ON MAY 19, 2003.

The undersigned hereby appoints M.Norman Brickman and William F. Terry, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of common stock of TrustCo Bank Corp NY which the undersigned is entitled to vote at the Annual Meeting, and at any adjournments or postponements thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR ALL THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

Please sign and date this proxy card on the reverse side and mail promptly in the enclosed postage-paid envelope. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be counted.

Comments:______________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________

(If you have written in the above space, please mark the "Comments" box on the oher side of this card.)